                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No. _______)


Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e) (2))


                                NATIONSRENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                  [PRELIMINARY PROXY STATEMENT - CONFIDENTIAL]
                               [NATIONSRENT LOGO]
                           450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301


                                                                 August __, 1999

DEAR STOCKHOLDER:

         You are cordially invited to attend a Special Meeting of Stockholders of NationsRent, Inc. to be held on __________________, 1999 at 10:00 a.m.,
Eastern Standard Time, at the Company's corporate headquarters at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, and vote upon the matters set forth in the accompanying Notice of Meeting and Proxy Statement.

         The Notice of Special Meeting, Proxy Statement and proxy form are included with this letter. The matters to be voted upon as listed in the Notice of Meeting are more fully described in the Proxy Statement.

         Whether or not you plan to attend in person, it is important that your shares be represented at the Special Meeting. Please sign, date and return your proxy card in the enclosed envelope as soon as possible. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MATTERS DESCRIBED IN THE PROXY STATEMENT TO BE VOTED UPON AT THE SPECIAL MEETING. Thank you.


                                      Sincerely,


                                      James L. Kirk
                                      Chairman of the Board and
                                      Chief Executive Officer

                               [NATIONSRENT LOGO]
                           450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF NATIONSRENT, INC.:

         A Special Meeting of Stockholders, or any adjournment or postponement thereof (the "Special Meeting"), of NationsRent, Inc., a Delaware corporation (the "Company"), will be held on _______, _________, 1999 at 10:00 a.m., Eastern
Standard Time, at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, to consider and vote upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement.

         1. To approve: (a) the issuance, in a series of transactions, of 100,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") to NR Holdings Limited and NR Investments Limited, 78,000 shares of which have already been issued and 22,000 shares of which will be issued only if stockholder approval is obtained; and (b) the issuance of shares of Common Stock upon the conversion of such Preferred Stock.

         2. To approve the future issuance of Common Stock or securities convertible into or exercisable for Common Stock to the holders of the Preferred Stock from time to time pursuant to their exercise of the preemptive rights to which they are entitled under the Certificate of Designation.

         3. To approve an amendment to the Certificate of Designation for the Preferred Stock.

         The Board of Directors has fixed the close of business on August 2, 1999 as the record date for determining those stockholders entitled to notice of, and to vote at, the Special Meeting.

         A FORM OF PROXY AND THE PROXY STATEMENT OF THE COMPANY RELATING TO THE SPECIAL MEETING OF STOCKHOLDERS ARE ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                   By Order of the Board of Directors,


                                   Joseph H. Izhakoff
                                   Vice President, General Counsel and Secretary


Fort Lauderdale, Florida
August __, 1999

                               [NATIONSRENT LOGO]

                           450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NationsRent, Inc. (the "Company"), for use at a Special Meeting of Stockholders of the Company, or any adjournment or postponement thereof (the "Special Meeting"). The Special Meeting will be held on _______, _________, 1999 at 10:00 a.m., Eastern Standard Time, at the
Company's corporate headquarters at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301.

         It is anticipated that the Notice of Special Meeting, this Proxy Statement and the proxy form will be mailed to stockholders of the Company on or about August __, 1999.

RECORD DATE

         Only stockholders of record at the close of business on August 2, 1999 (the "Record Date") are entitled to vote at the Special Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

         As of the Record Date, there were 56,453,781 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and 78,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), issued and outstanding, all of which are entitled to be voted at the Special Meeting. As of the Record Date, the 78,000 shares of issued and outstanding Preferred Stock were convertible into 11,142,857 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Special Meeting. Each share of Preferred Stock is entitled to one vote per share of Common Stock issuable upon conversion of the Preferred Stock as of the Record Date and votes together with shares of Common Stock on all matters submitted to stockholders for a vote at the Special Meeting, except with respect to the amendment to the Certificate of Designation for the Preferred Stock, where the shares of Common Stock and Preferred Stock will each vote as a separate class.

PROXY PROCEDURE

         Proxies properly executed and returned in a timely manner will be voted at the Special Meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for (i) approval of the issuance of the hares of the Preferred Stock and the issuance of shares of the Common Stock upon the conversion of such Preferred Stock, (ii) approval of the future issuance of Common Stock or securities convertible into or exercisable for Common Stock to the holders of the Preferred Stock pursuant to their exercise of the preemptive rights to which they are entitled under the Certificate of Designation for the Preferred Stock and (iii) approval of the amendment to the Certificate of Designation for the Preferred Stock. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Special Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

         Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspectors of elections appointed for the Special Meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares will be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter will not be considered non-voted shares and will be considered present and entitled to vote with respect to such matter.

VOTING REQUIREMENTS

         The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock entitled to vote on every matter that is to be voted on, without regard to class or series, shall constitute a quorum at the Special Meeting. Provided that a quorum is present, the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock and Preferred Stock present in person or by proxy and entitled to vote at the Special Meeting is required for the approval of the first and second proposals to be voted upon at the Special Meeting. Provided a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, each voting as a separate class, is required for the approval of the amendment to the Certificate of Designation. Non-voted shares will have no effect on the first and second proposals brought to vote at the Special Meeting but will have the effect of votes against the third proposal brought to a vote at the Special Meeting. Abstentions from voting on any of the matters brought to a vote at the Special Meeting will have the effect of votes against that particular matter.

         Current stockholders who owned 29,778,949 shares of Common Stock as of the Record Date, representing 44.1% of the voting power of the outstanding shares of Common Stock and Preferred stock entitled to vote on the first and second proposals to be acted upon at the Special Meeting, have entered into agreements to vote in favor of the first and second proposals. In addition, stockholders who owned shares of Preferred Stock convertible into 11,142,857 shares of Common Stock as of the Record Date, representing 16.5% of the voting power of the outstanding shares of Common Stock and Preferred Stock entitled to vote on the first and second proposals, have agreed to vote in favor of the first and second proposals. Accordingly, approval of the first and second proposals is assured.

COSTS OF SOLICITATION

         All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by directors, executive officers and employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of stock held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.



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RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company recommends that the stockholders vote "for" the approval of the issuance of the Preferred Stock, the approval of the issuance of securities to holders of the Preferred Stock upon the future exercise of their preemptive rights and the approval of the amendment to the Certificate of Designation for the Preferred Stock.

INTEREST OF CERTAIN DIRECTORS IN THE TRANSACTION

         NR Holdings Limited and NR Investments Limited currently own all the outstanding Preferred Stock issued by the Company. The holders of the Preferred Stock have the right, voting separately as a class, to elect two directors of the Company. Pursuant to the Preferred Stock Purchase Agreement, dated July 20, 1999, among the Company, NR Holdings Limited and NR Investments Limited, on July 21, 1999 the Company's Board of Directors increased the size of the Board from six to eight members and appointed two designees of NR Holdings Limited and NR Investments Limited, Christopher J. O'Brien and Charles J. Philippin, as directors of the Company.







                                      - 3 -


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                                 PROPOSAL NO. 1

                   APPROVAL OF THE ISSUANCE OF PREFERRED STOCK
                        AND THE ISSUANCE OF COMMON STOCK
                   UPON THE CONVERSION OF SUCH PREFERRED STOCK

         The Company is seeking stockholder approval, pursuant to Paragraphs 312.03(b) and (c) of The New York Stock Exchange Listed Company Manual, of:

         (a) the issuance, in a series of transactions, of 100,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") to NR Holdings Limited and NR Investments Limited, 78,000 shares of which have already been issued and 22,000 shares of which will be issued only if stockholder approval is obtained; and

         (b) the issuance of shares of Common Stock upon the conversion of such Preferred Stock.

         Paragraph 312.03(b) requires stockholder approval prior to the issuance of securities convertible into common stock to a substantial security holder of an issuer if the number of shares of common stock into which the securities may be convertible exceeds either one percent of the number of shares of common stock outstanding before the issuance or five percent of the number of shares of common stock outstanding before issuance if the issuance to the substantial security holder relates to a sale of stock for cash at a price at least as great as each of the book and market value of the issuer's common stock. Paragraph 312.03(c) requires stockholder approval prior to the issuance in a transaction or series of transactions of securities convertible into common stock if the number of shares of common stock issuable will upon issuance be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the convertible securities. On July 20, 1999, pursuant to the Preferred Stock Purchase Agreement described below, the Company issued an aggregate of 78,000 shares of Preferred Stock to NR Holdings Limited and NR Investments Limited, which are affiliates of Investcorp S.A. The 78,000 shares of Preferred Stock are convertible into 11,142,857 shares of Common Stock representing 19.7% of the outstanding Common Stock immediately prior to issuance. At that time, the Company agreed to issue an additional 22,000 shares of Preferred Stock to the same purchasers subject to obtaining stockholder approval of such issuance pursuant to The New York Stock Exchange rules. Even if the Company does not obtain stockholder approval of the issuance of the additional 22,000 shares of Preferred Stock, the initial 78,000 shares of Preferred Stock will remain outstanding.

         The following summary of the provisions of the Preferred Stock Purchase Agreement, dated July 20, 1999 (the "Purchase Agreement"), by and among the Company, NR Holdings Limited, a Cayman Islands corporation, and NR Investments Limited, a Cayman Islands corporation, the Certificate of Designation of Series A Convertible Preferred Stock (the "Certificate of Designation") and the Registration Rights Agreement dated July 20, 1999 (the "Registration Rights Agreement"), by and between the Company, NR Holdings Limited, NR Investments Limited, James L. Kirk and H. Wayne Huizenga, is qualified in its entirety by reference to such documents which are incorporated herein by reference. The Amended and Restated Certificate of Designation is attached hereto as Exhibit "A." The Purchase Agreement and the Registration Rights Agreement have been included as exhibits to the




                                      - 4 -


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Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which has been filed with the Securities and Exchange Commission and a copy of such documents can be obtained by writing or calling Joseph H. Izhakoff, Vice President, General Counsel and Secretary, NationsRent, Inc., 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, telephone: 954-760-6550.

GENERAL DESCRIPTION OF THE TRANSACTION

         Pursuant to the Purchase Agreement the Company agreed to issue 100,000 shares of Preferred Stock to NR Holdings Limited and NR Investments Limited (together, the "Purchasers"), for an aggregate purchase price of $100,000,000 (the "Transaction") at two separate closings. On July 20, 1999, the Company issued 78,000 shares of Preferred Stock to the Purchasers ("First Closing") consisting of 61,620 shares of Preferred Stock to NR Holdings Limited and 16,380 shares of Preferred Stock to NR Investments Limited (collectively, the "First Preferred Shares") for a cash purchase price of an aggregate of $78,000,000 consisting of $61,620,000 from NR Holdings Limited and $16,380,000 from NR Investments Limited (collectively, the "First Purchase Price"). At the second closing, the Company will issue an aggregate of 22,000 additional shares of Preferred Stock to the Purchasers ("Second Closing") consisting of 17,380 shares of Preferred Stock to NR Holdings Limited and 4,620 shares of Preferred Stock to NR Investments Limited (collectively, the "Second Preferred Shares") for a cash purchase price of an aggregate of $22,000,000 consisting of $17,380,000 from NR Holdings Limited and $4,620,000 from NR Investments Limited (collectively, the "Second Purchase Price").

         The purchase and issuance of the Second Preferred Shares will take place at the Second Closing to be held on the third business day after the conditions to the Second Closing have been satisfied or waived or on such other date as the parties may agree (the "Second Closing Date"). At the Second Closing, subject to the terms and conditions set forth in the Purchase Agreement, the Company will deliver to each Purchaser the Second Preferred Shares to be purchased by it in exchange for the Second Purchase Price.

         The shares of Preferred Stock issued or to be issued in the Transaction are unregistered and are subject to transfer restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Rights Agreement, the Purchasers have been granted certain rights to require the Company to register their shares of Preferred Stock for resale in the future. See "--The Registration Rights Agreement."

         Consummation of the Second Closing is conditioned on the approval of the issuance of the Second Preferred Shares by the Company's stockholders at the Special Meeting. Based on its evaluation of the Transaction, the Board of Directors has recommended that the Company's stockholders vote in favor of the issuance to NR Holdings Limited and NR Investments Limited of the shares of Preferred Stock and the issuance of shares of Common Stock upon the conversion of such Preferred Stock. In the event that the Company does not obtain such stockholder approval, the Company is not required to, and will not, consummate the Second Closing.

VOTING AGREEMENTS

         James L. Kirk, H. Wayne Huizenga, and Don R. O'Neal, each of whom is an officer or director of the Company, and H. Family Investments, Inc., a founding stockholder of the Company, have agreed





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




with the Purchasers to vote all the shares of Common Stock beneficially owned by them in favor of the first and second proposals to be brought before the Special Meeting. These parties beneficially own an aggregate of 29,778,949 shares of the Company's issued and outstanding Common Stock. In addition, the holders of the Preferred Stock have agreed to vote all of the First Preferred Shares in favor of the first and second proposals to be brought before the Special Meeting. The shares of Common Stock beneficially owned by Messrs. Kirk, Huizenga, and O'Neal and H. Family Investments together with the shares of Preferred Stock held by the Purchasers represent approximately 60.5% of the total number of votes entitled to be cast at the Special Meeting.

TERMS OF THE PREFERRED STOCK

         Set forth below is a summary of certain terms of the Preferred Stock. This summary is not complete and is qualified in its entirety by reference to the Certificate of Designation for the Preferred Stock.

         RANKING.

         With respect to distributions upon the liquidation, winding-up and dissolution of the Company, the Preferred Stock will rank (i) senior to all classes of common stock of the Company, and each class of capital stock or series of preferred stock established after July 20, 1999, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (ii) on a parity with any additional shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock established after July 20, 1999 the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after July 20, 1999 the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and/or distributions upon the liquidation, winding-up and dissolution of the Company.

         LIQUIDATION PREFERENCE.

         Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to $1,000 per share of Preferred Stock held by such holder (the "Liquidation Preference"), plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on the Common Stock. After payment in full of the Liquidation Preference and such dividends, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company.

         DIVIDENDS.

         The Preferred Stock will not have a stated dividend. However, in the event that the Company declares or pays any dividends or other distributions upon the Common Stock other than dividends paid in shares of Common Stock, the Company must also declare and pay to the holders of the Preferred

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Stock, at the same time that it declares and pays such dividends or other distributions to the holders of the Common Stock, the dividends or distributions which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding shares of Preferred Stock been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined.

         CONVERSION RIGHTS.

         Subject to possible adjustment as described below, each share of Preferred Stock is convertible into 142.85 shares of Common Stock (representing a conversion price of $7.00 per share of Common Stock based on the Liquidation Preference of $1,000 per share of Preferred Stock).

         The Certificate of Designation provides that the conversion price and the number and kind of securities or rights into which the Preferred Stock is convertible are subject to certain anti-dilution adjustments upon the occurrence of any of the following events:

         o a distribution in the form of Common Stock is made on any class of capital stock of the Company (see subsection 3(vi) of the Certificate of Designation);

         o the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (see subsection 3(vii) of the Certificate of Designation); or

         o a consolidation or merger of the Company, the sale or transfer of all or substantially all of the assets of the Company, or a capital reorganization or reclassification, conversion or exchange of shares of Common Stock (see subsection 3(xv) of the Certificate of Designation).

         REDEMPTION OR AUTOMATIC CONVERSION.

         The Company has no obligation to redeem or repurchase the Preferred Stock, other than upon a Change in Control as described below.

         In the event of a Change in Control that is not in connection with an acquisition that is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, the Company must offer to purchase, within 20 business days after the Change in Control (or concurrently with the effectiveness of the Change in Control if the Company is not the surviving entity in such transaction), all of the then outstanding shares of Preferred Stock at a purchase price per share, in cash, equal to the Liquidation Preference thereof plus an amount equal to 8.00% of the Liquidation Preference, compounded annually from the date of issuance of such share to the purchase date (the "Call Price").

         In the event of a Change in Control that is an acquisition that is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, then, upon the occurrence of the Change in Control, all of the then outstanding Preferred Stock will be automatically converted into Common Stock having a market value equal to 110% of the Call Price, valued at the closing price of the

Common Stock at the close of business on the business day prior to the effective date of the Change in Control.

         The Certificate of Designation defines a Change in Control as the occurrence of any of the following events:

o a person or group becomes the beneficial holder of more than 50% of the total voting stock of the company. An acquisition of more than 50% of the stock by Messrs. Kirk or Huizenga, H. Family Investments, Inc. or any holder of Preferred Stock will not be a Change in Control, unless, in the case of Messrs. Kirk and Huizenga and H. Family Investments, the event causes the Common Stock to no longer be listed on a national securities exchange or quoted on NASDAQ; or

o a merger of the Company or a sale or other disposition of all or substantially all of the Company's assets where the holders of voting stock of the Company prior to the transaction do not own more than 50% of the voting power of the voting stock of the entity surviving the transaction, or to which the assets were transferred.

         REDEMPTION AT THE OPTION OF THE COMPANY.

         At any time after the first anniversary of the issuance of the Preferred Stock, the Company may, at its election, redeem, in whole but not in part, the shares of then outstanding Preferred Stock at a purchase price in cash per share equal to $14.00 compounded annually at the rate of 20% per annum for the period from the first anniversary of the issuance of the Preferred Stock up to and including the date of redemption.

         VOTING.

         GENERAL VOTING RIGHTS.

         Except where holders of Preferred Stock are entitled to vote separately as a class and except as otherwise required by applicable law, the holders of Preferred Stock are entitled to vote (or act by written consent) together with the holders of the Common Stock on all matters submitted to stockholders of the Company for a vote (or for action). Each share of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of such share of Preferred Stock. Except as provided below under "--Class Voting Rights," the holders of the Preferred Stock are not entitled to vote as a separate class on any matter to be voted on by stockholders of the Company.

         CLASS VOTING RIGHTS.

         The Company may not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding voting or consenting as the case may be, as a separate class, take certain actions specified in the Certificate of Designation, including, among others:


         o authorize, create or issue any Senior Securities (as defined in the Certificate of Designation) or any obligation or security convertible into or evidencing a right to purchase any Senior Securities;

         o authorize an amendment or waiver of the Certificate of Designation or the Certificate of Incorporation which would
                  (i) alter the voting rights of Preferred Stock or reduce the number of shares of Preferred Stock that must consent to an amendment, supplement or waiver of the Certificate of Designation; (ii) reduce the Liquidation Preference or alter the provisions relating to redemption of the Preferred Stock;
                  (iii) alter the conversion rights of the holders of Preferred Stock; (iv) reduce the rate of or change the time for payment of dividends on the Preferred Stock; (v) waive the consequences of any failure to pay dividends; (vi) make any shares of Preferred Stock payable other than as stated in the Certificate of Designation; (vii) change the provisions of the Certificate of Designation relating to waivers of rights of holders of Preferred Stock to receive the Liquidation Preference and dividends; (viii) waive a redemption payment on Preferred Stock, (ix) change the foregoing amendment and waiver provisions of the Certificate of Designation; or (x) require the prior vote of the holders of Preferred Stock as a separate class under the Delaware General Corporation Law;

         o waive compliance with any provision of the Certificate of Designation;

         o make repurchases of, optional redemptions of and/or tender offers for, the capital stock of the Company the aggregate fair market value of which exceeds 5% of the Company's market capitalization (determined as provided in the Certificate of Designation) during any 12-month period that occurs in whole or in part during the first five years after July 20, 1999; or

         o except for a transaction constituting a Change in Control, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets to, any person unless, if the Company is not the Surviving Person (as defined in the Certificate of Designation), the Preferred Stock is converted into or exchanged for and becomes shares of such Surviving Person, having the same (or more favorable) powers, preferences and relative, participating, optional or other special rights as the Preferred Stock had immediately prior to such transaction.

         VOTING FOR DIRECTORS.

         In the election of directors of the Company, the holders of the Preferred Stock, voting separately as a single class to the exclusion of all other classes or series of the Company's capital stock, may:

         o elect two members of the Company's board of directors provided that on the record date for such vote Investcorp S.A. and its affiliates have voting and dispositive power with respect to at least 66,666 shares of Preferred Stock; or

         o elect one member of the Company's board of directors provided that on the record date for such vote, Investcorp S.A. and its affiliates have voting and dispositive power with respect to at least 33,333 shares of Preferred Stock (but less than 66,666 shares of Preferred Stock).

         If on the record date for a vote for directors, Investcorp, S.A. and its affiliates do not have voting and dispositive power with respect to at least 33,333 shares of Preferred Stock, then the holders of Preferred Stock shall only be entitled to vote for the election of directors voting together with the holders of the Common Stock as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable conversion of the Preferred Stock.

         PREEMPTIVE RIGHTS

         Provided the holders of Preferred Stock are entitled to elect as a class at least one member of the Company's Board of Directors pursuant to the Certificate of Designation, then the holders of Preferred Stock shall have preemptive rights to purchase or subscribe to purchase any capital stock of the Company, or any obligation or security convertible or exchangeable into or evidencing the right to purchase any capital stock of the Company, offered from time to time by the Company for cash in a public offering or private placement (other than any such capital stock or obligation or security issued or issuable as consideration in a business combination or as compensation to an employee, consultant or otherwise).

BOARD REPRESENTATION

         Pursuant to the Purchase Agreement, on July 21, 1999, the Company's Board of Directors increased the size of the Board from six to eight members and appointed two persons designated by the Purchasers, Christopher J. O'Brien and Charles J. Philippin, as directors to serve until the next annual meeting of stockholders.

TRANSFER RESTRICTIONS

         The shares of Preferred Stock will not be registered under federal or state securities laws and will bear a legend to such effect. Under such laws, the shares of Preferred Stock may not be offered, sold or transferred except (i) pursuant to an exemption from registration under the Securities Act and such other applicable laws, or (ii) pursuant to an effective registration statement under the Securities Act. The Purchasers will have certain rights to require the Company to register the shares of Preferred Stock in the future in accordance with the Registration Rights Agreement. See "- The Registration Rights Agreement."

INDEMNIFICATION

         The Company has agreed to indemnify and hold harmless each Purchaser and their respective affiliates, agents, partners, officers and employees from any and all losses, liabilities, damages, judgments, settlements and expenses that arise out of any breach by the Company of any of its representations, warranties or covenants in the Purchase Agreement or in the Registration Rights Agreement.

CONDITIONS TO THE PURCHASERS' OBLIGATION TO CLOSE AT THE SECOND CLOSING

         The obligation of each Purchaser to purchase the Second Preferred Shares at the Second Closing is subject to the satisfaction or waiver of the following conditions:

         o The representations and warranties of the Company contained in the Purchase Agreement shall be true and correct when made and at the time of the Second Closing, except where the failure of such representations and warranties to be so true and correct would not individually or in the aggregate have a material adverse effect, and the Company shall have delivered a certificate to such effect;

         o The Company shall have performed and complied with all agreements and conditions contained in the Purchase Agreement required to be performed or complied with by it prior to or at the Second Closing and the Company shall have delivered a certificate to such effect; and

         o The Company shall have obtained approval of its stockholders of the transactions contemplated by the Purchase Agreement, in accordance with the requirements of The New York Stock Exchange.

FEES AND EXPENSES

         The Company paid to an affiliate of the Purchasers at the First Closing a fee equal to 4% of the aggregate First Purchase Price and will pay to an affiliate of the Purchasers at the Second Closing a fee equal to 4% of the aggregate Second Purchase Price. The Company will also pay Bear, Stearns & Co., Inc. and Deutsche Bank Alex Brown each a financial advisory fee of approximately 2% of the aggregate First Purchase Price at the First Closing and approximately 2% of the aggregate Second Purchase Price at the Second Closing. In addition, the Company reimbursed the Purchasers for $550,000 of out-of-pocket expenses incurred by the Purchasers in connection with the transactions contemplated by the Purchase Agreement.

THE REGISTRATION RIGHTS AGREEMENT

         In connection with the Transaction, the Company, the Purchasers and certain beneficial owners of shares of Common Stock entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Purchasers are entitled to certain demand and piggyback registration rights with respect to the shares of Common Stock issuable upon conversion of the shares of Preferred Stock. The holders of a majority (by number of shares) of Registrable Securities (as defined in the Registration Rights Agreement) will generally be entitled to request that a registration statement be filed with the Securities and Exchange Commission for the resale of shares of Common Stock issuable upon the conversion of the Preferred Stock. Such demand registrations will be limited to three occasions. The Company will generally not be obligated to effect any such registration during certain periods prior to or after underwritten public offerings by the Company or if the Company determines in good faith that such registration would require premature disclosure of certain material corporate developments. The holders of Registrable Securities will also generally be entitled to piggyback registration rights in connection with underwritten public offerings by the Company or other selling stockholders.

         In addition, for five years following the Second Closing, the Purchasers will have "tag-along rights" entitling them to participate on a pro-rata basis in certain sales of Common Stock by Mr. Kirk or Mr. Huizenga or members of their immediate families. The tag-along rights only apply to sales of Common Stock that exceed 2% of the shares of Common Stock on a fully diluted basis. The tag-along rights do not apply to underwritten offerings, transfers for tax or estate planning purposes or any pledge as security in a bona fide loan transaction.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                 PROPOSAL NO. 2

              TO APPROVE THE FUTURE ISSUANCE OF COMPANY SECURITIES
                      TO THE HOLDERS OF THE PREFERRED STOCK
                       PURSUANT TO THEIR PREEMPTIVE RIGHTS

         The Company is seeking stockholder approval, pursuant to Paragraph 312.03(b) of The New York Stock Exchange Listed Company Manual, of the future issuance of Common Stock or securities convertible into or exercisable for Common Stock to the holders of the Preferred Stock from time to time pursuant to their exercise of the preemptive rights to which the they are entitled under the Certificate of Designation. Paragraph 312.03(b) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, to a substantial security holder of an issuer if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds one percent of the number of shares of common stock outstanding before the issuance or five percent of the number of shares of common stock outstanding before issuance if the issuance to the substantial security holder relates to a sale of stock for cash at a price at least as great as each of the book and market value of the issuer's common stock. In the event the holders of the Preferred Stock elect to exercise their preemptive rights, which are described below, the issuance of securities to them by the Company pursuant to such exercise may require prior stockholder approval pursuant to Paragraph 312.03(b). The Company is hereby seeking advance stockholder approval of any such future issuance or issuances that may require such approval.

         The following summary of the preemptive rights is qualified in its entirety by reference to the provisions of the Certificate of Designation which is incorporated herein by reference. The Certificate of Designation for the Preferred Stock provides that as long as holders of Preferred Stock are entitled to elect at least one director of the Company, then such holders shall have preemptive rights to purchase or subscribe to purchase any capital stock of the Company, or any obligation or security convertible or exchangeable into or evidencing the right to purchase any capital stock of the Company, offered from time to time by the Company for cash in a public offering or private placement, other than any such capital stock or obligation or security issued or issuable as consideration in a business combination or as compensation to an employee, consultant or otherwise. Each holder of Preferred Stock shall have the right to purchase its proportionate share of such securities based on the ratio which the Common Stock of the Company owned by or issuable to such holder upon conversion of any Preferred Stock that it owns bears to all the issued and outstanding shares of Common Stock of the Company.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                 PROPOSAL NO. 3

                          APPROVAL OF AMENDMENTS TO THE
                          CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

         The Company has adopted several amendments to the Certificate of Designation which amendments are subject to the approval of the stockholders of the Company. The amendments are set forth in the Amended and Restated Certificate of Designation ("Amended Certificate of Designation") which is attached as Exhibit "A" hereto. A summary of the amendments is provided below and is qualified in its entirety by the Amended Certificate of Designation which is incorporated herein by reference.

         Under the terms of the existing Certificate of Designation, upon the occurrence of a Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principals, the Company must offer to purchase all of the then outstanding shares of Preferred Stock at a purchase price per share, in cash, equal to the Liquidation Preference thereof plus an amount equal to 8% of the Liquidation Preference compounded annually from the issue date of the Preferred Stock to the purchase date, plus accrued dividends, if any, to the date of redemption (the "Call Price"). The Amended Certificate of Designation provides that if such a Change in Control occurs that is not approved or publicly recommended by the Board of Directors of the Company, then the Company will not be obligated to offer to purchase all of the then outstanding Preferred Stock for cash at the Call Price, but instead the Company will have the option to do so.

         However, if the Company elects not to make such a cash offer (which election must be made, in the case of a tender offer, at least two business days prior to the expiration of such tender offer), then the holders of the Preferred Stock will have, as an alternative to their normal conversion rights, the right to convert their shares of Preferred Stock that are outstanding immediately prior to the Change in Control, into a number of shares of Common Stock equal to 110% of the Call Price divided, in the case of a Change in Control resulting from a tender offer, by the current market price at the expiration of the tender offer or, in the case of a Change in Control not resulting from a tender offer, by the current market price per share of Common Stock as of the effective time of the Change in Control.

         In addition, if the Company elects not to make such a cash offer and a holder elects not to convert its shares of Preferred Stock, then immediately following the effective time of the Change in Control:

         (1) the Liquidation Preference shall thereafter increase to an amount equal to 110% of the Call Price; and

         (2) the shares of Preferred Stock shall thereafter be entitled to receive quarterly dividends payable in cash at a rate per annum equal to 8% of the Liquidation Preference of each share of then outstanding Preferred Stock. If dividends on the Preferred Stock are in arrears and unpaid for 60 days, then an additional amount of dividends shall accrue at the rate of 2% per annum until all accrued dividends have been paid in full. The Amended Certificate of Designation also limits the Company from declaring or paying certain dividends or redeeming parity or junior securities unless the accrued dividends on the Preferred Stock have been paid in full.

         These amendments provide the Company with additional flexibility upon a Change in Control that is not approved by the Board of Directors, which may have an anti-takeover effect.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of July 22, 1999, information with respect to the beneficial ownership of the Common Stock by (1) each person or entity known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (2) each of the Company's directors and each executive officer of the Company for whom executive compensation disclosure is required by
Item 402 of Regulation S-K, and (3) all of the Company's directors and executive officers as a group. Unless otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Percentages of shares beneficially owned are based upon 56,453,781 shares of Common Stock outstanding as of July 22, plus for each person named below any shares of Common Stock that may be acquired by such person within 60 days of such date upon exercise of outstanding options or other rights.

                                                NUMBER OF SHARES           PERCENT OF
NAME                                           BENEFICIALLY OWNED         COMMON STOCK
----                                           ------------------        ------------
Investcorp, S.A
         37 rue Notre-Dame
         Luxembourg                              14,285,714(1)               20.2%

Sipco Limited
         West Wind Building
         P.O. Box 1111
         Harbour Drive
         Grand Cayman, Cayman Islands B.W.I      14,285,714(2)               20.2%

NR Holdings Limited
         West Wind Building
         P.O. Box 1111
         Harbour Drive
         Grand Cayman, Cayman Islands B.W.I      11,285,714(3)               16.7%

H. Family Investments, Inc.(4)
         450 East Las Olas Blvd
         Ft. Lauderdale, Florida 33301           12,000,000(4)               21.3

James L. Kirk                                    12,062,600(5)(6)            21.3

Don R. O'Neal                                     4,024,302(5)(7)             7.1

Gene J. Ostrow                                    1,025,000(8)                1.8

Philip V. Petrocelli                                210,394(9)                  *

Kris Hansel                                          65,234(10)                 *

H. Wayne Huizenga                                 1,692,047(5)(11)            3.0

Harris W. Hudson                                  1,023,650(12)               1.8

Gary L. Gabriel                                     471,250(13)                 *




Thomas H. Bruinooge                                     97,092(14)              *

Ivan W. Gorr                                            55,700(15)              *

Christopher J. O'Brien                                  25,000                  *

Charles J. Philippin                                        --                 --

All executive officers and directors as a group     20,911,875(16)           36.4
(14 persons)


----------
*  Less than 1%

(1) Investcorp S.A. ("Investcorp") does not directly own any shares of Common Stock or Preferred Stock. The shares of Common Stock shown in the table as beneficially owned by Investcorp result from the fact that Investcorp may be deemed to beneficially own shares of Preferred Stock (which are convertible into shares of Common Stock) owned by NR Holdings Limited ("NR Holdings") and NR Investments Limited ("NR Investments"), the voting securities of which are owned by certain persons and/or entities which indirectly are managed by affiliates of Investcorp (the "Managed Entities") through revocable management services or similar agreements between such persons and/or entities or their shareholders or principals and an affiliate of Investcorp pursuant to which each such person or entity indirectly has granted such affiliate of Investcorp the authority to direct the voting of its voting securities of NR Holdings and/or NR Investments (and thereby the power to vote and dispose of the Preferred Stock held by NR Holdings and NR Investments) for so long as such agreement is in effect. The number of shares shown in the table includes the 3,142,857 shares of Common Stock issuable upon conversion of the shares of Preferred Stock that NR Holdings and NR Investments have the right (and the obligation) to acquire at the Second Closing pursuant to the Purchase Agreement, because satisfaction of the only material condition to such acquisition, the approval of the issuance of such shares by the Company's stockholders, is assured. See "Proposal No. 1 - Voting Agreements" above.

(2) Constitute the same shares as those disclosed in the table as beneficially owned by Investcorp S.A. Sipco Limited ("Sipco") does not directly own any shares of Common Stock or Preferred Stock. The shares of Common Stock listed as beneficially owned by Sipco are the shares into which the Preferred Stock that Investcorp may be deemed to beneficially own are convertible. Sipco, which is a passive holding company entity without operations or employees, may be deemed to control Investcorp through its ownership of a majority of the stock of a company which indirectly owns a majority of Investcorp's outstanding stock.

(3) Included in the shares disclosed in the table as beneficially owned by Investcorp S.A. and Sipco Limited. Represent shares of Common Stock issuable upon conversion of shares of Preferred Stock held by NR Holdings. NR Holdings shares voting and dispositive power with respect to these shares with Investcorp, Sipco and the Managed Entities. See footnotes (1) and (2) above. Includes 2,482,857 shares of Common Stock issuable upon conversion of the shares of Preferred Stock that NR Holdings has the right (and the obligation) to acquire at the Second Closing pursuant to the Purchase Agreement, because satisfaction of the only material condition to such acquisition, the approval of the issuance of such shares by the Company's stockholders, is assured. See "Proposal No. 1 - Voting Agreements" above.

(4) H. Family Investments, Inc. ("HFI") is a Florida corporation controlled by H. Wayne Huizenga, Jr., the son of Mr. Huizenga.

(5) James L. Kirk, H. Wayne Huizenga, Don R. O'Neal and H. Family Investments, Inc. have entered into voting agreements with Investcorp S.A. to vote their shares for the first and second proposals to be acted upon at the Special Meeting. Accordingly, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each may be deemed to beneficially own the aggregate of each other's shares of Common Stock (29,778,949 shares of Common Stock) prior to the Special Meeting.

(6) 12,000,000 of these shares are held by Kirk Holdings Limited Partnership. Includes 62,500 shares of Common Stock issuable upon exercise of options, which are exercisable within 60 days.

(7) Includes 621,392 shares of Common Stock owned by Don R. O'Neal's spouse, as to which Mr. O'Neal disclaims beneficial ownership. Also includes 1,966,000 shares of Common Stock in the name of the 1997 Ray
         L. O'Neal and Ellen M. O'Neal irrevocable trust for Don R. O'Neal of which Don R. O'Neal is a trustee.

(8) Includes 25,000 shares of Common Stock issuable upon exercise of options, which are exercisable within 60 days.

(9) Includes 86,618 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.

(10) Includes 28,142 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.

(11) 1,632,047 of these shares are held by Huizenga Investments Limited Partnership ("HILP"). Includes 60,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable. The number of shares of Common Stock beneficially owned by Mr. Huizenga does not include the 12,000,000 shares of Common Stock held by H. Family Investments, Inc. because Mr. Huizenga does not share voting or dispositive control of such shares and disclaims beneficial ownership of such shares.

(12) Includes 250,000 shares of Common Stock owned by Mr. Hudson's spouse, as to which Mr. Hudson disclaims beneficial ownership. Also includes 60,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.

(13) Includes 411,250 shares of Common Stock issuable upon conversion of convertible promissory notes in an aggregate principal amount of $3.29 million, which are convertible at a price of $8.00 per share of Common Stock. Also includes 60,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.

(14) Includes 60,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.

(15) Includes 50,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.

(16) Includes (a) an aggregate of 559,136 shares of Common Stock issuable upon exercise of options held by certain executive officers and directors, which are immediately exercisable or exercisable within 60 days and (b) 411,250 shares of Common Stock issuable upon conversion of convertible promissory notes beneficially owned by Mr. Gabriel.

                              STOCKHOLDER PROPOSALS



         In accordance with the rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2000 Annual Meeting of Stockholders must do so no later than December 31, 1999. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices, 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, Attention: Joseph H. Izhakoff, Vice President, General Counsel and Secretary.

                                   EXHIBIT A
                                   ---------



                Amended and Restated Certificate of Designation




                      [To be filed with Definitive Proxy]

                                     [LOGO]

                                NATIONSRENT, INC.
                           450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of NATIONSRENT, INC., a Delaware corporation (the "Company"), hereby appoints James L. Kirk and Gene J. Ostrow, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company and all shares of Series A Convertible Preferred Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on _______, _________, 1999 at 10:00 a.m., Eastern Standard Time at the Company's corporate headquarters, at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, or any adjournment thereof, according to the number of votes that the undersigned would be entitled to if personally present upon the matters referred to in this proxy.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

1. PROPOSAL 1--Approval of: (a) the issuance, in a series of transactions, of 100,000 shares of Series A Convertible Preferred Stock to NR Holdings Limited and NR Investments Limited, 78,000 shares of which have already been issued and 22,000 shares of which will be issued only if stockholder approval is obtained; and (b) the issuance of shares of Common Stock upon the conversion of such Preferred Stock.

         [ ]   FOR            [ ]   AGAINST              [ ]   ABSTAIN

2. PROPOSAL 2--To approve the future issuance of Common Stock or securities convertible into or exercisable for Common Stock to the holders of the Series A Convertible Preferred Stock from time to time pursuant to the exercise of their preemptive rights.

         [ ]   FOR            [ ]   AGAINST              [ ]   ABSTAIN

3. PROPOSAL 3-- Approval of amendments to the Certificate of Designation of the Series A Convertible Preferred Stock.

         [ ]   FOR            [ ]   AGAINST              [ ]   ABSTAIN



                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)



         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals set forth herein.

         The undersigned acknowledges receipt of Notice of Special Meeting of Stockholders dated August __, 1999, and the accompanying Proxy Statement.




                                    Date:                        , 1999.
                                         ------------------------


                                    ---------------------------------------
                                    Signature



                                    ---------------------------------------
                                    Name(s) (typed or printed)


                                    ---------------------------------------

                                    ---------------------------------------
                                    Address(es)

                                    Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
      USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE
                                 UNITED STATES.